401(a) ANNUITY ENDORSEMENT

For purposes of qualifying this Contract as an investment of a qualified Plan described under section 401(a) of the Code (the "Plan"), this annuity endorsement is made part of the Contract to which it is attached. It modifies certain provisions of this Contract by adding the following provisions. All Contract provisions apply except as described or modified in this endorsement. If there is any conflict between Contract or Plan provisions and endorsement provisions, the endorsement provisions take precedence.

DEFINITIONS

Annuitant

The Annuitant of this Contract shall be the applicable participant under the Plan.

Beneficiary

The Beneficiary of this Contract shall be the trustee of the trust established in connection with the Plan, subject to change of ownership rules.

Code

The Internal Revenue Code of 1986, as amended, the regulations thereunder and/or promulgations of the Internal Revenue Service, as applicable.

Contract

When used in this endorsement, Contract means the annuity contract or annuity certificate.

Required Beginning Date

Your Required Beginning Date is the April 1 of the calendar year following the later of the calendar in which the Annuitant attains age 70 1/2 or the calendar year in which the Annuitant retires from employment with the employer maintaining the plan.

In the case of an Annuitant who is a 5 percent owner, the term Required Beginning Date means April 1 of the calendar year following the calendar year in which the Annuitant attains age 70 1/2.

You and Your

The Contract owner. The Contract owner for this purpose shall be the trustee of the trust established in connection with the Plan, subject to change of ownership rules.

OWNERSHIP

Change of Ownership

The benefits under this Contract may not be sold, assigned, discounted, pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than as may be required or permitted under Section 401 of the Code. Notwithstanding the foregoing, ownership of this Contract may be transferred to the Annuitant; or to a qualified successor trustee; or as otherwise permitted under Section 401 of the Code. This restriction shall not apply to a "qualified domestic relations order" as defined in Section 414(p) of the Code.

ANNUITY PAYMENT PLAN PROVISIONS

Change of Settlement Date

You may change the Settlement Date shown for this Contract. Tell us the new date by written request. In all cases, the latest Settlement Date is the earlier of:

1. The latest of:

(a)  April 1 following the calendar  year in which the Annuitant  attains age 70
     1/2,

(b) April 1 following the calendar year in which the Annuitant retires from employment with the Plan sponsor, or

(c)  Such other date which satisfies the minimum distribution requirements under
     Section 401(a)(9) of the Code;

or

2. The latest of:

(a)  The Contract anniversary on or preceding the Annuitant's 85th birthday, or

(b)  The 10th Contract anniversary; or

(c)  Such other date as agreed upon by us.

If you select a new Settlement Date, it must be at least 30 days after we receive your written request at our corporate office.

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Annuity Payment Plans

You can schedule irrevocable annuity payments according to one of the plans (A through E) described in your Contract, or another plan agreed to by us, provided:

(i) the plan selected provides for payments that satisfy the required minimum distribution rules referenced below;

(ii) payments are made in periodic payments at intervals of no longer than 1 year;

(iii) the first required payment must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

For purposes of this section, required distributions are considered to commence on the Annuitant's Required Beginning Date, or if applicable, on the date distributions are required to begin to the Annuitant's surviving spouse. However, if the Annuitant begins receipt of payments pursuant to an irrevocable annuity payment plan that meets the requirements of Section 1.401(a)(9)-6T of the Treasury Regulation, required minimum distributions are considered to commence on the Annuitant's annuity starting date.

Required Minimum Distributions

Distributions under this Contract must commence no later than April 1 following the later of the calendar year in which the Annuitant attains age 70 1/2, or the calendar year in which the Annuitant retires from employment with the Plan sponsor. Notwithstanding any provision of this Contract to the contrary, the lifetime distribution of the Contract value shall be made in accordance with the requirements of Section 401(a)(9) of the Code and the regulations thereunder, including the minimum distribution incidental benefit requirement of Section 1.401(a)(9)-6T, Q&A-2 of the Treasury Regulation, the provisions of which are herein incorporated by reference.

Once payments have commenced over a period certain, the period certain will not be changed even if the period certain is shorter than the maximum permitted.

Distributions must be made in periodic payments at intervals of no longer than one year. In addition, distributions must either be non-increasing or may increase only as provided in Section 1.401(a)(9)-6T of the Treasury Regulation.

Distributions Upon Death Of Annuitant

(a) If the Annuitant has commenced receiving irrevocable annuity payments according to one of the plans (A through E) described in the Contract, upon the Annuitant's death the remaining portion of the Annuitant's interest will continue to be distributed under the annuity payment plan chosen.

(b) If the Annuitant has not commenced irrevocable annuity payments according to one of the plans (A through E) described in the Contract, upon the Annuitant's death. The Contract value shall be paid in a lump sum to the Beneficiary.

GENERAL PROVISIONS

We shall be under no obligation to determine whether any contribution, deposit, distribution, or transfer under this Contract complies with the provisions, terms, and conditions of the Plan or with any applicable law as to the administration of such Plan.

Endorsement Effective Date

This endorsement is issued as of the contract date of this Contract unless a different date is shown here.

IDS Life Insurance Company

ABCD
Secretary

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